Exhibit 10.2

INERGY LONG TERM INCENTIVE PLAN

(as Amended and Restated Effective January 1, 2006)

SECTION 1

INTRODUCTION

1.1	Establishment. Inergy Holdings, LLC, a Delaware limited liability company (“Holdings”), originally established, effective June 1, 2001, the Inergy Long Term Incentive Plan (the “Plan”) for certain employees, non-employee directors and consultants of Holdings, Inergy GP, LLC, a Delaware limited liability company (“Inergy GP”), Inergy, L.P., a Delaware limited partnership (the “Partnership”), and their Affiliates.

Effective May 1, 2002, Holdings assigned and transferred its position and title as plan sponsor of this Plan, as well as its right, title and interest in all outstanding Unit Option Agreements issued hereunder, to Inergy GP. Inergy GP has accepted its title and position as successor plan sponsor of this Plan.

Effective January 1, 2006, Inergy GP amended and restated the Plan in order to (i) provide for the grant of Restricted Unit Awards, and (ii) clarify certain Plan provisions relating to the exercisability and vesting of Unit Options prior to the end of the Subordination Period for all Senior Subordinated Units.

1.2	Purpose. The purpose of this Plan is to encourage employees of the Partnership, Holdings, Inergy GP, and their Affiliates to acquire a proprietary interest in the growth and performance of the Partnership. The Plan is also designed to assist the Partnership, Holdings, Inergy GP and their Affiliates in attracting and retaining employees, non-employee directors and consultants by providing them with the opportunity to participate in the financial success and profitability of the Partnership.

SECTION 2

DEFINITIONS

2.1	Capitalized terms used in this document shall have the meanings as defined herein and in Appendix A to this Plan.

2.2	Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3

PARTICIPATION

3.1	Participants in the Plan shall be those Service Providers, who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and financial success of Holdings, Inergy GP or the Partnership, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee, the receipt of one such Award shall not result in the automatic receipt of any other Award, and written notice shall be given to the Award recipient, specifying the terms, conditions, rights and duties related thereto. Each Participant shall enter into an Award Agreement with Inergy GP, in such form as the Committee shall determine and which is consistent with the provisions of this Plan, specifying such terms, conditions, rights and duties. Unless otherwise explicitly stated in the Award Agreement, Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee.

SECTION 4

UNIT OPTIONS

4.1	Grant of Options. A Participant may be granted one or more Options. The Committee may grant one or more Options to the same Participant at the same time or at different times. Options shall be clearly identified, and in no event shall the right to exercise one Option affect the right to exercise any other Option or affect the number of Units for which any other Option may be exercised.

4.2	Terms of Options. Each Option granted under the Plan (i) shall be evidenced by a written Option Award Agreement entered into by Inergy GP and the Participant to whom the Option is granted (the “Option Holder”), (ii) shall contain those terms and conditions required by this section 4.2, and (iii) may contain such other terms and conditions not inconsistent with this section 4.2, as the Committee may consider appropriate in each case.

(a)	Number of Units. Each Option Award Agreement shall set forth the number of Units subject to the Option, as determined by the Committee.

(b)	Price. Each Option Award Agreement shall state the Option exercise price for each Unit subject to the Option. Such price shall be determined in each case by the Committee and may be more or less than the Unit’s Fair Market Value as of the Date of Grant; provided, however, that any Option granted with an exercise price below the Unit Fair Market Value on the Date of Grant must (i) only be exercised on a date that would otherwise be a permissible distribution date for deferred compensation under Code section 409A and (ii) in all other respects comply with Code section 409A.

(c)	Duration of Options and Exercisability. Each Option Award Agreement may state the duration of the Option and the extent to which it shall become exercisable; provided, however, except in the event of a Change in Control or as provided in Section 4.5, under no circumstance shall an Option be exercisable prior to the end of the Subordination Period for all of the Senior Subordinated Units. To the extent that an Option Award Agreement does not state the Option Period, the Option Period shall be ten years from the Option’s Date of Grant. If any Option is not exercised during its Option Period, it shall be deemed to have been forfeited and of no further force or effect.

To the extent that an Option Award Agreement does not state the extent to which the Option shall become exercisable, the following rules shall apply:

Subject to the Restriction Period provided below in Section 4.2(c)(iii), and subject to subsections (c)(i) and (c)(ii), no Option granted under the Plan shall become exercisable until the fifth (5th) anniversary of an Option’s Date of Grant or, if earlier, the fifth (5th) anniversary of an Option’s Vesting Commencement Date, if any such Vesting Commencement Date is specified in the Award Agreement. In the event of a Change in Control, all Options shall become immediately exercisable.

(i)	Subject to subsection (c)(iii), in the event that an Option Holder ceases to be a Service Provider because of the Option Holder’s death or Disability, the Option shall be exercisable according to the following schedule based upon the number of years that have elapsed since the Option’s Date of Grant or, if a longer period of time, the number of years that have elapsed since the Option’s Vesting Commencement Date, if such a date is specified in the Award Agreement.

Anniversary of Option’s Date of Grant or Vesting Commencement Date	Percentage Exercisable
1st	40%
2nd	60%
3rd	80%
4th and beyond	100%

(ii)	Subject to subsection (c)(iii), in the event that an Option Holder ceases to be a Service Provider because of the termination of the Option Holder’s service by his or her Employer without Cause, the Option shall be exercisable according to the following schedule based upon the number of years that have elapsed from the Option’s Date of Grant or, if a longer period of time, the number of years that have elapsed since the Option’s Vesting Commencement Date, if such a date is specified in the Award Agreement.

Anniversary of Option’s Date of Grant or Vesting Commencement Date	Percentage Exercisable
1st	20%
2nd	40%
3rd	60%
4th	80%
5th and beyond	100%

(iii)	Notwithstanding the number of years that have elapsed from an Option’s Date of Grant or, if applicable, the Option’s Vesting Commencement Date, in no event shall an Option be exercisable prior to the end of the Subordination Period for all of the Senior Subordinated Units except (i) as permitted under Section 4.5 and (ii) upon a Change in Control.

(d)	Termination of Service, Death, Disability, etc. Each Option Award Agreement may state the period of time the Option, or exercisable portion thereof, may be exercised after a Participant ceases to be a Service Provider on account of the Service Provider’s death, Disability, retirement, voluntary resignation, removal from the Board, or the Employer having terminated the Service Provider’s employment with or without Cause. To the extent that an Option Award Agreement does not state the period of time the exercisable portion of an Option may be exercised after a Participant ceases to be a Service Provider, or to the extent an Option Award Agreement does not explain in as much specificity how the below expiration rules operate (e.g., time of day an Option expires) the following rules shall apply:

(i)	If the Participant ceases to be a Service Provider within the Option Period due to the termination by the Employer of the Participant’s service (or removal as a non-employee director) for Cause, the entire Option, regardless of whether it is then exercisable, shall immediately expire and be void for all purposes. The effect of this Section 4.2(d)(i) shall be limited to determining the conditions under which an Option may be rendered null and void, and nothing in this Section 4.2(d)(i) shall restrict or otherwise interfere with the employer’s discretion with respect to the termination of any Service Provider’s employment or continuance as a director.

(ii)	If the Participant ceases to be a Service Provider in a manner determined by the Committee, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder), that portion of an Option which is exercisable on the date the Option Holder retires (ignoring any restriction on exercisability due to the Subordination Period for all of the Senior Subordinated Units having not yet ended), shall remain exercisable until 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the date of the Participant’s retirement; provided, however, in no event may any portion of the Option be exercised following the expiration of the Option Period.

In the event that, during the 365-day exercise window described above, the Option (or applicable portion thereof) cannot be exercised solely because the Subordination Period for all of the Senior Subordinated Units has not yet ended, that portion of the Option which otherwise would have been exercisable at the time of the Participant’s retirement shall remain exercisable until the later of (A) 5:00 p.m., Kansas City, Missouri time, on the 180th calendar day (or the first Business Day thereafter if the 180th day is a non-Business Day) following the end of such Subordination Period or (B) 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the date of the Participant’s retirement.

If the exercisable portion of the Option is not exercised within the above permitted periods of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(iii)	If the Participant dies (A) while he or she is a Service Provider, or (B) within the 365-day period referred to in clause (ii) above, that portion of an Option which is exercisable on the date the Option Holder dies (ignoring any restriction on exercisability due to the Subordination Period for all of the Senior Subordinated Units having not yet ended), shall remain exercisable by those Beneficiaries entitled to do so until 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the Participant’s death; provided, however, in no event may the Option be exercised following the expiration of the Option Period.

In the event that, during the 365-day exercise window described above, the Option (or applicable portion thereof) cannot be exercised solely because the Subordination Period for all of the Senior Subordinated Units has not yet ended, that portion of the Option which otherwise would have been exercisable at the time of the Participant’s death shall remain exercisable until the later of (A) 5:00 p.m., Kansas City, Missouri time, on the 180th calendar day (or the first Business Day thereafter if the 180th day is a non-Business Day) following the end of such Subordination Period or (B) 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the date of the Participant’s death.

If the exercisable portion of the Option is not exercised within the above permitted periods of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(iv)	If the Participant ceases to be a Service Provider because the Participant is Disabled, that portion of an Option which is exercisable on the date of such cessation of service (ignoring any restriction on exercisability due to the Subordination Period for all of the Senior Subordinated Units having not yet ended) shall remain exercisable until 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the date the Participant ceased to be a Service Provider because of his or her Disability; provided, however, in no event may the Option be exercised following the expiration of the Option Period.

In the event that, during the 365-day exercise window described above, the Option (or applicable portion thereof) cannot be exercised solely because the Subordination Period for all of the Senior Subordinated Units has not yet ended, that portion of the Option which otherwise would have been exercisable at the time of the Participant’s cessation of service on account of a Disability shall remain exercisable until the later of (A) 5:00 p.m., Kansas City, Missouri time, on the 180th calendar day (or the first Business Day thereafter if the 180th day is a non-Business Day) following the end of such Subordination Period or (B) 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the date of the Participant having ceased to be a Service Provider on account of a Disability.

If the exercisable portion of the Option is not exercised within such above permitted periods of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(v)	If the Participant ceases to be a Service Provider due to (A) the Participant’s voluntary resignation or (B) the removal of the Participant from the Board or the Employer’s termination of employment without Cause, that portion of the Option which is exercisable on the date the Option Holder ceased to be a Service Provider (ignoring any restriction on exercisability due to the Subordination Period for all of the Senior Subordinated Unit having not yet ended), shall remain exercisable until 5:00 p.m., Kansas City, Missouri time, on the 180th calendar day (or the first Business Day thereafter if the 180th day is a non-Business Day) following the date the Participant ceased to be a Service Provider; provided, however, in no event may the Option be exercised following the expiration of the Option Period.

In the event that, during the 180-day exercise window described above, the Option (or applicable portion thereof) cannot be exercised solely because the Subordination Period for the Senior Subordinated Units has not yet ended, that portion of the Option which otherwise would have been exercisable at the time the Participant ceased to be a Service Provider, shall remain exercisable until the later of (A) 5:00 p.m., Kansas City, Missouri time, on the 180th calendar day (or the first Business Day thereafter if the 180th day is a non-Business Day)

following the end of such Subordination Period or (B) 5:00 p.m., Kansas City, Missouri time, on the 180th calendar day (or the first Business Day thereafter if the 180th day is a non-Business Day) following the date the Participant’s ceased to be a Service Provider.

If the exercisable portion of the Option is not exercised within the above permitted periods of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(e)	Transferability. Except as otherwise determined by the Committee and as provided in Section 10.3, Options shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution; each Option shall be exercisable (to the extent permitted under the Plan and terms of the applicable Award Agreement) during the Option Holder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative; and Units issuable pursuant to any Option shall be delivered only to or for the account of the Option Holder, or in the event of Disability or incapacity, his or her guardian or legal representative.

(f)	Exercise, Payments, etc. Each Option Award Agreement may set forth the acceptable method(s) under which the Option may be exercised and the permissible payment method(s) for exercising the Option granted therein. Unless otherwise provided in the Award Agreement, acceptable payment methods permitted under this Plan include, but are not limited to: (i) cash; (ii) cashier’s check payable to the order of Inergy GP; (iii) a “cashless broker” exercise; (iv) delivery of other securities or other property; (v) a recourse note from the Option Holder; or (vi) any combination (i) – (v), above, having a Fair Market Value on the exercise date equal to the relevant aggregate exercise price. The exercise of the Option shall be deemed effective upon receipt of proper notice by Inergy GP and payment to Inergy GP.

(g)	Date of Grant. Unless otherwise specified in the Option Award Agreement, an Option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

(h)	Vesting Commencement Date. An Option Award Agreement may provide for a Vesting Commencement Date. An Option’s Vesting Commencement Date may be the same as or different from the Option’s Date of Grant. Unless otherwise provided in the Award Agreement, the Vesting Commencement Date is the Date of Grant.

4.3	Adjustment of Options. Subject to the limitations contained in this Section 4 and Section 12, the Committee may make any adjustment to an outstanding Option it desires including, without limitation, (a) adjusting the Option Price or the number of Units subject to an outstanding Option and (b) subsequently granting a new Option or substituting an existing Option for a new Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Price, number of Units covered, Restriction Period or Option Period) that differ from the terms and conditions of the original Option or previously granted Options. The Committee may not, however, adversely affect the rights of any Option Holder without the consent of such Option Holder.

4.4	Member Privileges. No Option Holder shall have any rights as a limited partner with respect to any Unit covered by an Option until the Option Holder becomes the holder of record of such Unit, and no adjustments shall be made for distributions, dividends or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Unit, except as provided in Section 9.4.

4.5	Exercisability of Options Prior to End of Subordination Period for Senior Subordinated Units. To the extent that the Subordination Period for the Senior Subordinated Units has not yet ended, outstanding Options may only be exercised in the event of a Change in Control and as provided below.

(a)	Awards Held By Current Service Providers. To the extent an Option is held by a Holder who is continuing to provide services to the Employer as a Service Provider, the Committee may elect to let such person exercise that portion of the otherwise exercisable portion of an Option (ignoring any restriction imposed on exercise due to the Subordination Period for all of the Senior Subordinated Units having not yet ended) which bears the same ratio to (A) the aggregate number of Units that have converted from Senior Subordinated Units to Common Units over (B) the aggregate original number of Senior Subordinated Units on the Effective Date.

[For illustrative purposes only, assume a Holder has an option to purchase 1,000 Units. The Holder is beyond the 5th Anniversary of the Option’s Date of Grant, and thus, but for not all of the Senior Subordinated Units having converted, the Holder would be entitled to exercise 100% of the Option. If 20% of all of the original Senior Subordinated Units have converted to Common Units, the Committee may allow, in its sole discretion, the Holder to exercise up to 20% of the 1,000 Units subject to the Option. Thus, under this example, the Committee could permit the Holder to purchase up to a maximum of 200 Units. ]

(b)	Awards Held by Terminated Service Providers. To the extent an Option is held by a Holder who is no longer a Service Provider because the Service Provider (i) voluntarily resigned, (ii) was terminated by the Employer without cause, (iii) became disabled, or (iv) retired, no portion of the Option may be exercised until the Subordination Period for all Senior Subordinated Units has ended. It shall be the Holder’s responsibility to monitor and determine when the Subordination Period for all Senior Subordinated Units has ended.

SECTION 5

PHANTOM UNITS

5.1	Awards Granted by Committee. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Phantom Unit Awards consisting of Phantom Units. The number of Units subject to a Phantom Unit Award shall be determined by the Committee.

5.2	Restrictions/Vesting. Phantom Units received by a Holder will be subject to a Restricted Period. The terms of such Restricted Period shall be set forth in a Phantom Unit Award Agreement along with the conditions pursuant to which the Phantom Units may become vested or forfeited. A Phantom Unit Award Agreement may provide for, without limitation, the accelerated vesting of Phantom Units upon the achievement of specified performance goals, whether DERs are granted with respect to such Phantom Units, and such other terms and conditions as the Committee may establish with respect to such Awards. A Holder’s right to sell, encumber or otherwise transfer a Phantom Unit shall be subject to the limitations of Section 11 hereof. The Committee may in its sole discretion decide the methods of enforcing the restrictions referred to in Section 5.2 and 5.3.

5.3	Termination of Service. Unless otherwise stated in the Phantom Unit Award Agreement and subject to Section 7, in the event a Participant ceases to be a Service Provider for any reason, any Phantom Unit Award then held by the Holder and as to which the Restricted Period has not lapsed shall be forfeited as of the date the Participant ceases to be a Service Provider. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units

SECTION 6

RESTRICTED UNITS

6.1	Grant of Restricted Units. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Restricted Unit Awards consisting of Restricted Units. The number of Restricted Units granted to a Participant shall be determined by the Committee.

6.2	Restrictions/Vesting. Restricted Units received by a Holder will be subject to a Restricted Period. The terms of such Restricted Period shall be set forth in a Restricted Unit Award Agreement and will set forth the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards.

6.3	Termination of Service. Unless otherwise stated in a Restricted Unit Award Agreement and subject to Section 7, in the event a Participant ceases to be a Service Provider for any reason, any Restricted Unit Award then held by the Holder and as to which the Restricted Period has not lapsed shall be forfeited as of the date the Participant ceases to be a Service Provider. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

6.4	DERs. Unless otherwise specifically provided for in an Award Agreement, all Restricted Units shall be granted along with DERs relating to such Restricted Units. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the DERs being paid or forfeited at the same time, as the case may be. Absent such a restriction on the DERs in the Award Agreement, DERs shall be paid to the holder of the Restricted Unit without restriction.

6.5	Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

6.6	Section 83(b) Election. To the extent a Participant desires to make a Code Section 83(b) election, the Participant must notify the Company within the period beginning on the Date of Grant of the Restricted Units and ending thirty (30) calendar days thereafter. If no such notification is made by the Participant within such thirty (30) day period, the Participant shall be precluded from making such a Section 83(b) election.

SECTION 7

REORGANIZATION, CHANGE IN CONTROL OR LIQUIDATION

7.1	In the event of a Change in Control, all Awards then outstanding shall become fully exercisable and payable in full, as the case may be, on such Change in Control or at such earlier time as the Committee may provide. In the event the Partnership, Inergy Partners, LLC or Inergy GP, LLC shall become a party to any corporate or partnership merger, consolidation, split-up, spin-off, reorganization, change in the membership of the board of directors (or its equivalent), or liquidation that does not constitute a Change in Control (a “Similar Event”), the Committee, in its sole discretion, may provide for the complete or partial acceleration of any time periods relating to the exercise or vesting of any outstanding Award so that such Award may be exercised or paid in full, as the case may be, on or before the date such Award would otherwise have been exercisable or payable. In addition, in the event of a Change in Control or a Similar Event the Committee may, without the approval of any Person, including any Participant, in its sole discretion (A) cause any Award then outstanding to be assumed by the surviving entity in such transaction; (B) require the mandatory surrender to Inergy GP by any Participant or beneficiary of some or all of the outstanding Awards held by such Person (irrespective of whether such Awards are then exercisable or payable under the provisions of the Plan) as of a date specified by the Committee, in which event such Awards shall be cancelled and each Person paid an amount of cash per unit equal to the amount that could have been attained upon the exercise or vesting of such Award or realization of the holder’s rights had such Award been currently exercisable or payable; (C) require the substitution of a new Award for some or all of the outstanding Awards held by a holder (irrespective of whether such Awards are then exercisable or vested under the provisions of the Plan) provided that any replacement or substituted Award shall be equivalent in economic value to the holder, as determined by the Committee; (D) make such adjustments to any Award then outstanding as the Committee deems appropriate to reflect such Change in Control or Similar Event; and (E) require that any Award must be exercised in connection with or prior to the closing of such Change in Control or Similar Event, and that if not so exercised such Award will expire. Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participant(s). However, no action shall be taken by the Committee that would cause an Award to be subject to the additional 20% income tax provided by Code Section 409A.

SECTION 8

PLAN ADMINISTRATION

8.1	Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) select the Service Providers to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to eligible Service Providers; (iii) determine the number of Units to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, and to what extent, and under what circumstances Awards may be settled or exercised in cash, Units, other Awards or other property, (vi) determine whether, to what extent, under what circumstances, and the method(s) by which Awards may be exercised, settled, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Units, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) determine whether, to what extent, and under what circumstances Awards may be transferred under circumstances other than by transfer by will or by the laws of descent and distribution; (ix) correct any defect, supply an omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any Award Agreement relating to the Plan or any Award hereunder; (x) modify and amend the Plan, establish, amend, suspend, or waive such rules, regulations and procedures of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

8.2	Determination Under the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including Holdings, Inergy GP, the Partnership, any Participant, any Holder, and any shareholder. No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Partnership with respect to any such action, determination or interpretation.

SECTION 9

UNITS SUBJECT TO THE PLAN

9.1	Number of Units. Subject to adjustment as provided for in this Section 9, the maximum number of Units that may be issued under the Plan is 1,735,100. No more than 565,600 Units may be issued pursuant to Phantom Unit Awards.

9.2	Unused and Forfeited Units. Any Unit that is subject to an Award under this Plan that is not issued or is forfeited because the terms and conditions of the Award are not met, or because such Award is terminated or canceled, shall automatically become available for use with respect to future Awards under the Plan.

9.3	Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or other combination of the foregoing, as determined by the Committee in its discretion.

9.4	Adjustments for Change in Capitalization. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), liquidation, recapitalization, unit split, stock split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the Holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number. In the case of any such substitution or adjustment affecting an Option, such substitution or adjustments shall be made in a manner that is in accordance with the substitution and assumption rules set forth in Treasury Regulations 1.424-1 and the applicable guidance relating to Code section 409A.

9.5	Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.6	Determination by Committee, etc. Adjustments under this Section 9 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all persons.

SECTION 10

RIGHTS OF EMPLOYEES; PARTICIPANTS

10.1	Employment. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider or interfere in any way with the right of his or her employer, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of the Participant’s services as a Service Provider shall be determined by the Committee at the time.

10.2	Nontransferability. Except as provided in Section 10.3, no right of any Holder in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Holder either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Holder’s death, a Holder’s rights in all Awards shall, to the extent permitted by the Committee and as provided for in accordance with this Plan, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and the exercise of any Options may be made by, the Holder’s legal representatives, heirs or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of a mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such disabled status.

10.3	Permitted Transfers. Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Awards to be transferred to, exercised by and paid to certain persons or entities related to a Participant, including but not limited to members of the Participant’s immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s immediate family and/or charitable institutions. In the case of initial Awards, at the request of the Participant, the Committee may permit the naming of the related person or entity as the Option recipient. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).

SECTION 11

GENERAL RESTRICTIONS

11.1	Investment Representations. Inergy GP may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Units under the Award, to give written assurances in substance and form satisfactory to Inergy GP and its counsel to the effect that such person is acquiring the Unit subject to the Option or the Award for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as Inergy GP deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Unit.

11.2	Compliance with Securities Laws. Each Award shall be subject to the requirement that, if at any time counsel to the Partnership shall determine that the listing, registration or qualification of the Units subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Units thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Partnership to apply for or to obtain such listing, registration or qualification.

11.3	Unit Restriction Agreement. The Committee may provide that Units issuable upon the exercise of an Option or the vesting of a Restricted Unit or Phantom Unit shall, under certain conditions, be subject to restrictions whereby Inergy GP has a right of first refusal with respect to such Units or a right or obligation to repurchase all or a portion of such Units, which restrictions may survive a Participant’s cessation or termination as a Service Provider.

SECTION 12

PLAN AMENDMENT, MODIFICATION AND TERMINATION

12.1	The Committee may at any time terminate, and from time to time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by Inergy GP if Inergy GP’s approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if Inergy GP, on the advice of counsel, determines that Inergy GP’s approval is otherwise necessary or desirable. Prior to the end of the Subordination Period for all of the Senior Subordinated Units, no amendment to the Plan may be made without the approval of the Unit Majority (as defined in the Partnership Agreement) that would (i) allow Options to become exercisable, (ii) allow Phantom Units or Restricted Units to vest, or (iii) permit DERs to be granted, earlier than otherwise permitted under the terms of this Plan as of the Effective Date.

Solely with respects to Awards then outstanding under the Plan, no amendment, modification or termination of the Plan shall adversely affect, in a material way, Holders of such outstanding Awards, without the consent of the Holder holding such

SECTION 13

WITHHOLDING

13.1	Withholding Requirement. Inergy GP’s obligations to deliver Units upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Holder’s satisfaction of all applicable federal, state and local income, employment and other tax withholding requirements.

SECTION 14

NONEXCLUSIVITY OF THE PLAN

14.1	The acceptance by Inergy GP of the sponsorship of the Plan shall not be construed as creating any limitations on the power or authority of Inergy GP to adopt such other or additional incentive or other compensation arrangements of whatever nature as Inergy GP may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees, non-employee directors, or consultants generally, or to any class or group of employees, directors, or consultants, which Inergy GP now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

SECTION 15

REQUIREMENTS OF LAW

15.1	Requirements of Law. The issuance of Units and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

15.2	Rule 16b-3. Transactions under the Plan and to the extent even applicable within the scope of Rule 16b-3 are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or any action by the Committee under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

15.3	Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A or applicable judicial decisions construing section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A and applicable judicial decisions construing section 409A.

15.4	Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles.

SECTION 16

DURATION OF THE PLAN

16.1	This Plan shall continue and be in effect until terminated by the Board. No Award shall be granted under the Plan after the Plan is terminated; provided, however, that any Award theretofore granted may be amended, altered, adjusted, suspended, discontinued, or terminated by the Committee and the Committee’s authority to waive any conditions or rights under any such Award shall extend beyond the Plan’s termination date.

APPENDIX A

DEFINITIONS

For purposes of the Plan the following terms shall have the meanings set forth below.

(a)	“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(b)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c)	“Award” means an Option, Phantom Unit or Restricted Unit granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit or Restricted Unit.

(d)	“Award Agreement” means a written agreement or instrument between the Partnership and a Holder evidencing an Award.

(e)	“Beneficiary” means the Person who has been designated by a Holder in his or her most recent written beneficiary designation filed with Inergy GP or an Affiliate thereof to receive the benefits specified under this Plan upon the death of the Holder, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the Person entitled by will or the laws of descent and distribution to receive such benefits.

(f)	“Board” means the Board of Directors of Inergy GP.

(g)	“Business Day” means any day other than a Saturday, a Sunday or a day which is declared to be a Federal holiday by the United States Government.

(h)	“Cause” means (i) willful failure by the Participant to carry out the reasonable and lawful policies and directives of Holdings, Inergy GP, the Partnership or their Affiliates; (ii) willful engaging by the Participant in misconduct that causes material injury to, or damages the reputation of, Holdings, Inergy GP, the Partnership or one of their Affiliates, as determined in good faith by the Committee; (iii) any act of dishonesty of the Participant; (iv) commission by the Participant of a criminal offense, other than a minor traffic misdemeanor; (v) any use by the Participant of an illegal controlled substance; or (vi) excessive absenteeism other than for illness, after receiving a warning in writing from Holdings, Inergy GP, the Partnership or one of their Affiliates to refrain from such behavior.

(i)	“Change in Control” shall be deemed to have occurred upon the occurrence of one of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Non-Managing GP or the Partnership to any Person or its Affiliates, other than Inergy GP, the Partnership or any of their Affiliates, or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the equity interests in Inergy GP or the Non-Managing GP cease to be controlled by Holdings.

APPENDIX A-1

(j)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

(k)	“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan.

(l)	“Date of Grant” means, with respect to any Award, the date as of which such Award is granted under the Plan.

(m)	“DER” means a contingent right, granted in tandem with a specific Phantom Unit or Restricted Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Phantom Unit or Restricted Unit is outstanding.

(n)	“Disability” or “Disabled” means disabled as defined in Section 22(e) of the Code, except that Disability or Disabled may, subject to the discretion of the Committee, mean qualifying for and receiving payments under a disability pay plan of Holdings, Inergy GP, the Partnership or one of their Affiliates.

(o)	“Employer” means any of Holdings, Inergy GP, the Partnership or any one of such entity’s Affiliates who is either (i) the common law employer of a Participant, or , (ii) the service recipient of any non-employee Service Provider.

(p)	“Effective Date” means June 1, 2001.

(q)	“Fair Market Value” means, as of any date, the value of a Unit determined in good faith, from time to time, by the Committee in its sole discretion and the Committee may adopt such formulas as in its opinion shall reflect the true fair market value of such stock from time to time and may rely on such independent advice with respect to such fair market value as the Committee shall deem appropriate. In the event that the Units are traded on a national securities exchange, the Committee may determine that the Fair Market Value of a Unit shall be based upon the last sale before or the first sale after the Date of Grant, the closing price on the trading day before or the trading day of the Date of Grant, or any other reasonable basis using actual transactions in such Units as reported in The Wall Street Journal and consistently applied. The determination of Fair Market Value also may be based upon an average selling price during a specified period that is within 30 days before or 30 days after the Date of Grant, provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(r)	“General Partner” means Inergy GP, LLC, a Delaware limited liability company.

(s)	“Holder” means a Participant or a Beneficiary who is in possession of an Award Agreement representing an Award that has been granted to such individual (or received by such individual in a transfer permitted by Committee and the Award Agreement) and has not expired, been canceled or terminated.

(t)	“Holdings” means Inergy Holdings, LLC, a Delaware limited liability company.

(u)	“Non-Managing GP” means Inergy Partners, LLC, a Delaware limited liability company.

(v)	“Option” means a right to purchase a Unit at a stated price for a specified period of time.

APPENDIX A-2

(w)	“Option Period” means the maximum period of time from the Option Date of Grant that an Option as provided under the Option Award Agreement may remain exercisable. Notwithstanding an Option’s Option Period, an Option may cease to be exercisable and become null and void prior to the expiration of the Option Period as provided in accordance with the terms of this Plan and the respective Award Agreement.

(x)	“Option Price” means the price at which a Unit subject to an Option may be purchased, determined in accordance with Section 4.2(b).

(y)	“Participant” means a Service Provider designated by the Committee from time to time during the term of the Plan to receive one or more Awards under the Plan.

(z)	“Partnership” means Inergy, L.P., a Delaware limited partnership, and any of its Affiliates.

(aa)	“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Inergy, L.P., as amended from time to time.

(bb)	“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

(cc)	“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.

(dd)	“Plan” means the Inergy Long Term Incentive Plan, as set forth in this instrument and as hereafter amended or restated from time to time.

(ee)	“Plan Year” means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan it shall begin on the Effective Date and extend to December 31 of that year.

(ff)	“Restricted Period” or “Restriction Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not exercisable by or payable to the Participant; provided, however, the Restricted Period with respect to any Award may not terminate prior to the end of the Subordination Period for all of the Senior Subordinated Units (as defined in the Partnership Agreement) except (i) at the same time and in the same proportion as such Senior Subordinated Units are converted into Units, and (ii) upon a Change in Control.

(gg)	“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

(hh)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing, or superseding such regulation.

(ii)	“Section 16 Person” means a person who, with respect to a Unit, is subject to Section 16 of the 1934 Act.

(jj)	“Senior Subordinated Units” shall have the same meaning as defined in the Partnership Agreement.

(kk)	“Service Provider” means an employee (full or part-time), non-employee director or consultant of Holdings, Inergy GP, Partnership, or any of their Affiliates who renders service to or for the benefit of Inergy GP or the Partnership.

APPENDIX A-3

(ll)	“Subordinated Units” shall have the same meaning as defined in the Partnership Agreement.

(mm)	“Subordination Period” shall have the same meaning as defined in the Partnership Agreement

(nn)	“Unit” means a non-subordinated common Unit of the Partnership.

APPENDIX A-4